EXHIBIT 23.2

CONSENT OF RYDER SCOTT COMPANY, L.P.

Northern Oil and Gas, Inc.

601 Carlson Pkwy - Suite 990

Minnetonka, Minnesota 55305

The undersigned hereby consents to the references to our firm in the form and context in which they appear in the Registration Statements on Form S-3 of Northern Oil and Gas, Inc. filed on the date hereof. We hereby further consent to the incorporation by reference in such Registration Statements of the following, each of which were included in the Annual Reports on Form 10-K of Northern Oil and Gas, Inc. for the years ended December 31, 2017, 2016 and 2015: (i) estimates of oil and gas reserves contained in such Annual Reports and (ii) our reports dated February 2, 2018, February 7, 2017 and February 9, 2016.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Denver, Colorado
June 22, 2018